Exhibit 6(b)(i)

College Retirement Equities Fund

730 Third Avenue, New York, NY 10017-3206

Telephone: [800-842-2733]

Minimum Distribution Unit-Annuity Election Endorsement

Effective Date:          [mo /day/year, or upon receipt]

This endorsement is attached to and becomes part of annuity certificate number:          [DA00000-0]

[The purpose of this endorsement is to acknowledge your election of the minimum distribution income option or death benefit payment method (“the MD Election”) in settlement of the following accumulations from the above certificate:

xxx.xxxx	units from	Account 1
xxx.xxxx	units from	Account 2
xxx.xxxx	units from	Account 3]

[or:

The purpose of this endorsement is to acknowledge your election of the minimum distribution income option or death benefit payment method (“the MD Election”) in conjunction with the election of this option under TIAA contract number A11111-1. ]

This endorsement also provides additional detail regarding the MD Election. The MD Election you have made is irrevocable. For the amount settled, CREF’s obligations under the certificate are only as described in this endorsement. The terms and provisions of this endorsement are specific to the MD Election and the amounts settled under the MD Election and do not modify any terms or provisions pertaining to other amounts under the certificate. Any terms not specifically defined in this endorsement should be understood as having the same meanings and applications that they otherwise have under the certificate. Any other provisions of the underlying certificate not addressed in this endorsement are applicable equally to the MD Election as well as to other amounts under the certificate. If, as pertains to amounts under the MD Election, any provisions of this endorsement conflict with any provision of the underlying certificate, this endorsement shall govern.

Date of First Periodic Payment:          [04 01 2013]

If any additional MD Election covering additional accumulations from the certificate is made subsequent to the effective date of this endorsement, the provisions of this endorsement will apply to each such subsequent MD Election as of its effective date.

President, and
Chief Executive Officer

INDEX OF PROVISIONS

Section

Accumulation	1
Accumulation Units
Number of	7
Annuity Benefit
Choosing	14
Number of Annuity Units	15
Compliance with Laws and Regulations	23
Death Benefit	3
Beneficiary	2
Methods of Payment	13
Payment of	13
Deletion of a CREF account,
or unit-annuities in a CREF account	22

Section

Internal Transfer	4, 16
To a TIAA Payout Annuity	17
Lump-sum Benefit	5, 18
Systematic Withdrawals to pay fees	19
Minimum Distribution Amount	6
Other Terms	8
Payments
Allocation	12
Amount	9
Excluded Amount	10
Life Expectancy	11
Spouse’s Rights	21
Roth Accounting	20

PART A: TERMS USED IN THIS ENDORSEMENT

1.	Your accumulation under the MD Election is the sum of the value of all of your accumulation units in all of the accounts under the MD Election. Your accumulation will provide the benefits described in this endorsement. Your accumulation under the MD Election must remain under the MD Election unless it is withdrawn or converted to an annuity income option as described in this endorsement. Unless otherwise specified, all references to accumulations in this endorsement refer to accumulations under the MD Election.

2.	Beneficiaries under the MD Election will be the same as those otherwise designated under the certificate and will receive the death benefit associated with the MD Election if you die before the entire accumulation is paid out.

3.	The death benefit under the MD Election is the current value of your accumulation units under the MD Election. It will be paid to your beneficiaries under one of the methods set forth in Part C if you die before the entire accumulation is paid out.

4.	An internal transfer is the movement of accumulations from one CREF account under the MD Election to another, or between this certificate and your companion TIAA contract in connection with the MD Election.

5.	A lump-sum benefit is a withdrawal in a single sum of all or part of your accumulation under the MD Election.

6.	The minimum distribution amount is the amount that is required under federal tax law to be distributed to you for each calendar year for the accumulation under the MD Election. We will calculate it as described in Part B.

7.	Number of accumulation units. The number of your accumulation units in each account under the MD Election is the number of units settled in each account under the MD election. Such amounts will be increased by:
A)	any internal transfers to that account from your accumulation in another CREF account under the MD Election or from the MD Election under your companion TIAA contract;

and will be reduced by:

C)	any premium taxes deducted from that account in connection with the MD Election;
D)	any application of accumulation units from that account to provide any form of payment of benefit; and
F)	any internal transfers from that account to your companion TIAA contract or to another CREF account under the MD Election.

8.	Other terms: Terms used in this endorsement that are not explicitly defined in this endorsement shall have the definitions assigned to them in the certificate.

PART B: MINIMUM DISTRIBUTION PAYMENTS

9.	Amount of payments. The minimum distribution amount for any calendar year is generally equal to the accumulation as of the previous December 31 less the excluded amount, all divided by the life expectancy as of the calendar year.

The amount of each payment within a calendar year is generally the minimum distribution amount divided by the number of payments to be made in the year. Adjustments may be required if the minimum distribution amount is adjusted. In no case will any payment exceed your total accumulation as of the date the payment is made.

Payments will continue to you through the first calendar year in which the life expectancy is one year or less. Your total payments for that year will be your remaining accumulation, and no further payments will be made after that year.

10.	The excluded amount is that portion of the accumulation that will not be included in the calculation of the minimum distribution amount for any calendar year in accordance with IRC Section 401(a)(9). All or part of any payment from this certificate may be applied to reduce the excluded amount. The excluded amount may be reduced at your request, or when required by federal tax law, and will be reduced to zero in the calendar year in which you attain age 75. Excluded amounts are contributions and earnings credited prior to January 1, 1987, if any, under an IRC section 403(b) retirement plan.

11.	The life expectancy as of any calendar year will be calculated in accordance with IRC Section 401(a)(9) and the regulations issued thereunder.

12.	Allocation of payments among accounts. Your accumulation under the MD Election will be reduced on each payment date by the amount of the payment you receive. You may choose how the reduction is allocated among the accounts under the MD Election. You may change your allocation for future payments at any time. If we do not have a valid allocation, or if the value of your accumulation units in any account under your certificate is not sufficient to cover the allocated portion of the payment, we will allocate the reduction on a pro rata basis.

PART C: DEATH BENEFIT

13.	Payment of the death benefit. If you die before the entire accumulation under the MD Election is paid out, CREF will pay the death benefit to your beneficiary under one of the methods of payment set forth below. You may choose the method during your lifetime. If you do not so choose, your beneficiary will make the choice when he or she becomes entitled to payments. You may change the method at any time before payments begin. After your death, your beneficiary may change the method chosen by you, if you so provide. The death benefit may be paid to your beneficiary as follows:
A)	in one sum; or
B)	as a one-life unit-annuity, as described in Part D; or
C)	as continuing payments under the MD election in accordance with your beneficiary’s applicable MD requirements.

PART D: UNIT-ANNUITY BENEFIT

14.	Choosing an annuity. The choice of any unit-annuity option is subject to the applicable restrictions of federal tax law. No guaranteed or fixed period may extend beyond the life expectancy, as calculated in the year in which annuity payments begin.

You may apply your accumulation to a unit-annuity providing payments for a fixed period of between 5 and 30 years or your life expectancy, as determined under IRS guidelines. You may apply your accumulation to a one-life unit-annuity only if you have not yet reached age 90. You may apply your accumulation to a two-life unit-annuity only if neither you nor your second participant has reached age 90. The one life and two-life unit-annuity options under the MD Election are as described in your certificate’s income options. The amounts of such annuity benefits will be determined as described below. If your accumulation units are from an annuity issued to an employer that is not a state or local government to fund a Non-Qualified Deferred Compensation Plan described in IRC section 457(b), you may not apply your accumulation to provide for any form of unit-annuity benefit.

If you die, your beneficiary may apply the death benefit to a unit-annuity providing payments for a fixed period of not less than 2 nor more than 30 years or your life expectancy, as determined under IRS guidelines. If your beneficiary survives you and has not reached age 90, he or she may apply the death benefit to a one-life unit-annuity.

If your accumulation is subject to spousal rights, then your choice of an annuity is subject to the right of your spouse, if any, to benefits as described below.

For accumulation units purchased by premiums remitted on your behalf under an employer plan, your right to receive a unit-annuity for a fixed period may be limited in accordance with the Rules of the Fund.

15.	The number of annuity units in each account under your pay-out annuity will be determined in accordance with the Rules of the Fund as of the date annuity payments start by:
A)	the value of your accumulation units in each account under the MD Election at that time;
B)	the unit-annuity option chosen;
C)	if you choose a lifetime unit-annuity, your age and the age of your second participant, if any; and
D)	the value of each account’s annuity unit at that time.

To comply with IRC Section 401(a)(9), we may make a supplemental payment to you in the year you elect a unit-annuity. The amount of any supplemental payment will reduce the number of your accumulation units under the MD Election applied to the unit-annuity. If the amount of your unit-annuity benefit will be less than $100 per payment, CREF will have the right to change the payment frequency so that the amount of unit-annuity benefit will be $100 or more with the shortest interval between payments.

PART E: INTERNAL TRANSFERS

16.	Internal transfers. You may transfer some or all of your accumulation units from a CREF account under your MD Election to purchase accumulation units in one of the other CREF accounts under your MD Election, or to your companion TIAA contract under the MD Election. Any internal transfer to TIAA is subject to the terms of your companion TIAA contract. CREF reserves the right to limit internal transfers from each account to not more than one in a calendar quarter.

An employer plan may limit your right to transfer to any account other than the Stock Account or the Money Market Account.

The minimum amount of an internal transfer is $1,000, or an entire accumulation if it is less than $1,000. An internal transfer will be effective as of the end of the business day in which CREF receives, in a form acceptable to CREF, your request for an internal transfer. You may defer the effective date of an internal transfer until any business day following the date on which we receive your request. CREF will determine all values as of the end of the effective date. You can’t revoke a request for an internal transfer after its effective date.

If you elect an internal transfer, we may first pay to you any unpaid portion of the current year’s minimum distribution amount. If you transfer all of your accumulation units under your MD Election to TIAA, all obligations of CREF to you under the MD Election of this certificate are fulfilled.

17.	Internal transfer to a TIAA payout annuity. You may transfer some or all of your accumulation units from a CREF Account under the MD Election to your companion TIAA contract to purchase a guaranteed lifetime annuity income with benefits beginning immediately. The provisions pertaining to such transfers and the bases for determining the resulting benefits as described in your certificate for transfers of other accumulations under your certificate, also apply to such transfers of amounts from your MD Election as well.

PART F: LUMP-SUM BENEFIT

18.	Availability of lump-sum benefit. Lump-sum benefits are available from your accumulations under the MD Election to the same extent they are otherwise available from other accumulations under your certificate subject to the same restrictions.

If your accumulation is from an annuity issued to an employer that is not a state or local government to fund a Non-Qualified Deferred Compensation Plan described in IRC section 457(b), you may not withdraw any of your accumulation as a lump-sum benefit.

If you elect a lump-sum benefit, we may first pay to you any unpaid portion of the current year’s minimum distribution amount.

19.	Withdrawals to Pay Financial Advisor Fees. You may authorize a series of systematic withdrawals from your accumulations to pay the fees of a financial advisor. Such systematic withdrawals are subject to all provisions applicable to systematic withdrawals, except as otherwise described in this section.

One series of systematic withdrawals to pay financial advisor fees may be in effect at the same time that one other series of systematic withdrawals is also in effect.

Systematic withdrawals to pay financial advisor fees must be scheduled to be made quarterly only, on the first day of each calendar quarter, except that if the date of a scheduled withdrawal is not a business day, it will be paid on the following business day. The amount withdrawn from each account must be specified in dollars or units, and will be in proportion to the accumulations in each account at the end of the business day prior to the withdrawal. The financial advisor may request that we stop making withdrawals.

We reserve the right to determine the eligibility of financial advisors for this type of fee reimbursement.

PART G: GENERAL PROVISIONS

20.	Roth accounting. Notwithstanding any other provision in the certificate, all amounts added to or deducted from accumulations under the certificate will be accounted for separately to the extent required by IRC Section 402A, or any successor section governing Roth 401(k) and/or Roth 403(b) amounts. If there is a change in IRC Section 402A, this provision shall be construed as referring to such section as changed.

21.	Spouse’s right to benefits. Your spouse’s rights as pertains to amounts under the MD Election are, to the extent applicable, the same as those associated with other amounts under your certificate.

22.	Deletion of a CREF account, or of unit-annuities in a CREF account. CREF may delete any account except the Stock Account and the Money Market Account. CREF may stop providing unit-annuities in any account except the Stock Account and the Money Market Account.

If you have accumulation units in a CREF account that is deleted, you must transfer them to another CREF account, subject to the provisions in Part E. If you do not make a choice, CREF will transfer your accumulation units to the CREF Money Market Account.

If you have annuity units in a CREF account that is deleted or in which CREF stops providing unit-annuities, you must transfer them to another CREF account that maintains annuity units. If you do not make a choice, we’ll transfer them to the Money Market Account, where you can leave them or subsequently transfer them in accordance with transfer provisions then applicable to annuity units. The number of annuity units payable from the account to which you transferred will be determined in accordance with the Rules of the Fund. No change is allowed in the choice of your annuity option or second participant.

23.	Compliance with laws and regulations. CREF will administer your certificate to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of your certificate. You cannot elect any benefit or exercise any right under your certificate if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation.

The choice of unit-annuity benefit, method of payment of the death benefit, beneficiary or second participant, and the availability of internal transfers and lump-sum benefits as set forth in the certificate are subject to the applicable restrictions, distribution requirements, and incidental benefit requirements of ERISA and the IRC, and any rulings and regulations issued under ERISA and the IRC.